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                                                                    Exhibit 12.1

         The following table sets forth the calculation of the Company's ratio of earnings to fixed charges for the periods shown.

                                                ANNALY MORTGAGE MANAGEMENT INC.
                                              RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                             February 18, 1997
                                                                                                              (commencement of
                                         For the Nine      For the Year      For the Year    For the Year       operations)
                                         Months Ended     Ended December        Ended       Ended December        through
                                         September 30,          31,          December 31,         31,           December 31,
                                             2001              2000              1999            1998               1997
Net income                                  53,270           16,587             18,139          15,489              4,919

Add: interest expense                      127,357           92,902             69,846          75,735             19,677

Earnings as adjusted                       180,627          109,489             87,985          91,224             24,596

Fixed charges (interest expense)           127,357           92,902             69,846          75,735             19,677

Ratio of earnings to fixed charges           1.42X            1.18X              1.26X           1.20X              1.25X